EXHIBIT 99.1

American National Announces Second Quarter Results

GALVESTON, Texas, July 31, 2017 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced higher second quarter 2017 net income of $35.9 million or $1.33 per diluted share, a 10.2% increase over the same period 2016 net income of $32.6 million or $1.21 per diluted share. Book value per diluted share increased to $177.67 at June 30, 2017 from $172.51 at December 31, 2016.

Second quarter after-tax operating income was $21.2 million or $0.79 per diluted share compared to the same period 2016 operating income of $28.8 million or $1.07 per diluted share. Included in operating income for the second quarter of 2017 was an after-tax pension settlement expense of $4.7 million relating to the completion of a one-time retirement benefit withdrawal window for the frozen defined benefit pension plans. Life earnings were impacted by increased claims, which are consistent with normal statistical fluctuations. Property and casualty results reflected the increased occurrence of industry-wide catastrophe events, notably severe wind and hail.

After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income (loss) from non-controlling interests. Realized investment earnings for second quarter 2017 were higher than the prior year at $14.7 million or $0.54 per diluted share compared to $3.8 million or $0.14 per diluted share for the same period in 2016.

Net income for the six months ended June 30, 2017 was $75.8 million, an increase of 22% from the same period of 2016, primarily due to higher total investment return. Life insurance in force continued to grow, increasing by $3.5 billion, to reach $99.1 billion as of June 30, 2017. Stockholders’ equity totaled $4.8 billion at June 30, 2017, a 3.0% increase from December 31, 2016.

Second Quarter 2017 Highlights:

  Net income at $35.9 million, a $3.3 million increase over prior-year quarter
  Stockholders’ equity increased 3.0% from December 31, 2016
  Book value per diluted share at quarter-end was $177.67, an increase of $5.16 from December 31, 2016
  Total premiums and other revenues, at $834.1 million, increased $33.6 million compared to June 30, 2016
  Total life insurance in force reached $99.1 billion

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$834,093,000	$800,448,000	$1,613,890,000	$1,565,418,000
After-tax earnings:
Operating income **	$21,240,000	$28,800,000	$49,560,000	$53,075,000
Realized investment earnings **	14,719,000	3,825,000	26,239,000	8,866,000
Net income	$35,959,000	$32,625,000	$75,799,000	$61,941,000

Per diluted share earnings:
Operating income **	$0.79	$1.07	$1.84	$1.97
Realized investment earnings **	0.54	0.14	0.97	0.33
Net income	$1.33	$1.21	$2.81	$2.30

Weighted average number of diluted shares
upon which computations are based	26,955,881	26,970,597	26,966,175	26,965,702

		As of
		June 30, 2017	December 31, 2016

Book value per diluted share		$177.67	$172.51

*   Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in August.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $25.4 billion in assets, $20.6 billion in liabilities and $4.8 billion in stockholders’ equity.  American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063